Exhibit 10.31

CONFIDENTIAL PORTIONS OMITTED PURSUANT TO RULE 24b-2 OF THE

SECURITIES EXCHANGE ACT OF 1934

EXCLUSIVE LICENSE AGREEMENT

between

CORTEX PHARMACEUTICALS, INC.

and

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

for

UC Case No. 91-207

TABLE OF CONTENTS

Article No.	Title	Page
1	DEFINITIONS	2
2	LIFE OF PATENT EXCLUSIVE GRANT	5
3	SUBLICENSES	5
4	LICENSE ISSUE FEE	6
5	IMPROVEMENT INVENTIONS MADE BY CORTEX	7
6	ROYALTIES	7
7	DUE DILIGENCE	11
8	PROGRESS AND ROYALTY REPORTS	14
9	BOOKS AND RECORDS	16
10	TERM OF THE AGREEMENT	17
11	TERMINATION BY THE REGENTS	18
12	TERMINATION BY CORTEX	18
13	DISPOSITION OF LICENSED PRODUCTS ON HAND	19
14	PATENT PROSECUTION AND MAINTENANCE	19
15	PATENT MARKING	22
16	USE OF NAMES AND TRADEMARKS	22
17	LIMITED WARRANTY	23
18	PATENT INFRINGEMENT	25
19	INDEMNIFICATION	27
20	NOTICES	28
21	ASSIGNABILITY	29
22	LATE PAYMENTS	29
23	WAIVER	29
24	FAILURE TO PERFORM	29
25	GOVERNING LAWS	30
26	PREFERENCE FOR UNITED STATES INDUSTRY	30
27	FOREIGN GOVERNMENT APPROVAL OR REGISTRATION	30
28	EXPORT CONTROL LAWS	30
29	FORCE MAJEURE	31
30	CONFIDENTIALITY OF DATA	31
31	MISCELLANEOUS	32

EXCLUSIVE LICENSE AGREEMENT

THIS LICENSE AGREEMENT is made and is effective this 25th day of June, 1993, by and between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, a California corporation having its statewide administrative offices at 300 Lakeside Drive, 22nd Floor, Oakland, California 94612-3550, hereinafter referred to as “The Regents,” and Cortex Pharmaceuticals, Inc., a Delaware corporation having a principal place of business at 15241 Barranca Parkway, Irvine, California 92718, hereinafter referred to as “Cortex.”

RECITALS

WHEREAS, certain inventions, as defined in Article 1.1, hereinafter collectively referred to as “the Invention,” were made in the course of research by Dr. Gary Lynch at the University of California, Irvine, and by Dr. Gary A. Rogers independent of the University of California, and are covered by Regents’ Patent Rights as defined below;

WHEREAS, the development of the Invention was sponsored in part by the U.S. Air Force Office of Sponsored Research and the National Institutes of Health, and as a consequence this license agreement is subject to overriding obligations to the federal government as set forth in 35 U.S.C. sections 200-212 including a royalty-free license;

WHEREAS, Cortex is a “small business firm” as defined at section 2 of Public Law 85-536 (15 U.S.C. 632);

WHEREAS, Cortex intends to expend substantial monies and effort on the development of products based on Regents’ Patent Rights, and The Regents gives due weight to the contributions of Cortex and its commitment of resources to that end;

WHEREAS, both parties recognize and agree that royalties due hereunder will be paid on both pending patent applications and issued patents and that income will be due to The Regents based on direct sales of Licensed Products by Cortex and its Affiliates and on consideration Cortex receives from its Corporate Partners in respect of the Invention;

WHEREAS, The Regents is desirous that the Invention be developed and utilized to the fullest extent so that the benefits can be enjoyed by the general public; and

WHEREAS, Cortex is desirous of obtaining certain rights from The Regents for the commercial development, use, and sale of the Invention, and The Regents is willing to grant such rights;

NOW THEREFORE, the parties agree as follows:

1. DEFINITIONS

1.1 “Regents’ Patent Rights” means patent rights to any subject matter claimed in or covered by any of the following:

(a) Pending U.S. Patent Application serial no. 919,512, filed on July 24, 1992 and entitled, “Drugs that Enhance Synaptic Responses Mediated by AMPA Receptors,” by Dr. Gary Lynch and Dr. Gary Rogers and assigned to The Regents;

(b) patent applications added to this definition in accordance with Article 5;

(c) continuing applications of the patent application of subparagraphs (a) and (b), including divisions and substitutions and continuation-in-part applications to the extent they are supported by the patent applications in paragraphs (a) and (b) or to the extent they are owned by Cortex and then assigned to The Regents and invented wholly or in part by employees and/or consultants of Cortex who do not have an obligation to assign such inventions to The Regents;

(d) any patents issuing on patent applications of subparagraphs (a), (b), or (c), or continuing applications thereof including reissues and reexaminations; and

(e) any foreign patents or applications filed at Cortex’s request that correspond to patent applications of subparagraphs (a), (b), and (c).

1.2 “Licensed Product” means any material either that is covered by Regents’ Patent Rights or whose manufacture, use or sale would constitute an infringement of any pending or issued claim within Regents’ Patent Rights.

1.3 “Licensed Method” means any method that is covered by Regents’ Patent Rights or whose use or practice would constitute an infringement of any pending or issued claim within Regent’s Patent Rights.

1.4 “Affiliate” means any corporation or other business entity in which Cortex shall own or control, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors; provided, however, that in any country where the local law shall not permit foreign equity participation of at least fifty percent (50%), then “Affiliate” shall include any company in which Cortex shall own or control, directly or indirectly, the maximum percentage of such outstanding stock or voting rights permitted by local law.

1.5 “Net Sales” as used herein means the total of the gross invoice prices at arms-length prices of Licensed Products less the sum of the following deductions where applicable and actually taken: cash, trade, or quantity discounts; bad debts directly related to the sale of Licensed Products, but not to exceed nine-tenths of one percent (0.9%) of Net Sales; government rebates (credit to customers); sales, use, tariff, import/export duties or other excise taxes imposed upon particular sales; transportation charges, and allowances or credits to customers because of rejections or returns.

1.6 “Corporate Partner” means any party other than an Affiliate entering into an agreement with Cortex or its Affiliates for the continued development and/or future commercialization of Licensed Products, including but not limited to sublicensees under Article 3.

1.7 “Territory” means every country in which Cortex elects to obtain patents in accordance with Article 14.5.

2. LIFE OF PATENT EXCLUSIVE GRANT

2.1 Subject to the limitations set forth in this Agreement, The Regents hereby grants to Cortex a license under Regents’ Patent Rights to make, have made, use, and sell Licensed Products and to practice Licensed Method in the Territory.

2.3 Except as otherwise provided herein, the license granted in section 2.1 shall be exclusive for the life of this Agreement.

2.4 The Regents expressly reserves the right to use the Invention and associated technology for educational and noncommercial research purposes.

3. SUBLICENSES

3.1 The Regents also grants to Cortex the right to issue sublicenses to third parties to make, have made, use, perform research on, and sell Licensed Products and to practice Licensed Method, provided Cortex has current exclusive rights thereto under this Agreement. To the extent applicable, such sublicenses shall include all of the rights of and obligations due to The Regents that are contained in this Agreement.

3.2 Cortex shall provide The Regents with a copy of all agreements with each Corporate Partner hereunder; collect and guarantee payment of all amounts due The Regents in accordance with Article 6.4 in respect of such Corporate Partners; and summarize and deliver all reports due The Regents from Corporate Partners. The Regents acknowledges the confidential nature of this information.

3.3 Upon termination of this Agreement for any reason, The Regents shall offer to enter into separate license agreements with any Corporate Partners of Cortex hereunder and will allow such Corporate Partners to continue to develop, make, have made, use, and sell Licensed Products and to practice Licensed Method under terms and conditions limited essentially to and consistent with this Agreement and, taking as a whole the then-existing sublicense terms, at least as favorable to the Corporate Partners as those then existing between Cortex and the Corporate Partners in their respective sublicense agreements.

3.4 Subject to Cortex’s obligations to The Regents under Article 6, The Regents also grants to Cortex the right to enter into agreements with Corporate Partners for the research, development, regulatory approval, production, use, sale, and/or marketing and distribution of Licensed Products and the practice of Licensed Method.

4. LICENSE ISSUE FEE

4.1 Cortex agrees to pay to The Regents a License Issue Fee of [        *        ] [    *    ] payable in the following installments:

•	Upon execution of this Agreement	$[ * ]

•	Upon approval date of an Investigational New Drug Application (IND) from the FDA or equivalent foreign regulatory approval	$[ * ]

•	Upon entering Phase III clinical studies or equivalent foreign regulatory benchmark	$[ * ]

*	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

•	Upon filing a New Drug Application (NDA) with the FDA or upon submission of equivalent foreign regulatory application	$[ * ]

•	Upon receiving market approval of NDA from the FDA or equivalent foreign regulatory market approval	$[ * ]

This License Issue Fee is non-refundable and not an advance against royalties.

5. IMPROVEMENT INVENTIONS MADE BY CORTEX

5.1 Cortex shall assign to The Regents, and shall cause its employees and/or consultants (whether individual or corporate) to assign to The Regents any rights they may have in any invention that is an improvement on any invention included within Regents’ Patent Rights and upon which patent protection is sought as a new patent application or a continuation-in-part to an existing patent application within Regents’ Patent Rights. This obligation shall cease for inventions conceived five years or more from the date of this Agreement.

5.2 The obligation of Cortex under Article 5.1 shall cease upon the expiration of the last-to-expire patent and abandonment of the last-to-be-abandoned patent application covered by Regents’ Patent Rights that is attributable to other than Cortex’s employees and/or consultants.

6. ROYALTIES

6.1 cortex shall also pay to The Regents an earned royalty of [    *    ] on Net Sales by Cortex and its

*	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

Affiliates of Licensed Products and Licensed Methods to any third parties other than Affiliates, including but not limited to final users, wholesalers, distributors, Corporate Partners and others, and without regard to whether such sales relate to finished Licensed Products, bulk intermediates, raw materials, or other biologically active components.

6.2 Paragraphs 1.1, 1.2, and 1.3 define Regents’ Patent Rights, Licensed Products and Licensed Methods so that royalties shall be payable on products and methods covered by both pending patent applications and issued patents. Earned royalties shall accrue in each country for the duration of Regents’ Patent Rights in that country and shall be payable to The Regents when Licensed Products are invoiced, or if not invoiced, when delivered to a third party.

6.3 In the event Licensed Products are sold in combination with other biologically active components, Net Sales, for purposes of royalty payments on the combination product, shall be calculated by multiplying the Net Sales of that combination by the fraction A/B, where A is the gross selling price at arms-length prices to unaffiliated third parties of the Licensed Product sold separately and B is the gross selling price at arms-length prices to unaffiliated third parties of the combination product. In the event that no such separate sales are made by Licensee, Net Sales for purposes of royalty determination shall be calculated by multiplying Net Sales of the combination by the fraction C/(C+D) where C is the fully allocated cost of the Licensed Product and D is the fully allocated cost of such other biologically active components, such costs being determined using standard accounting procedures, which shall comply with generally accepted accounting practices.

6.4 Cortex shall pay to The Regents a share of remuneration received by Cortex from its Corporate Partners in connection with the granting by Cortex of sublicenses under Article 3.1, including all license fees (whether up-front or payable in the future) and royalties (whether prepaid, advance or running) on sales by such Corporate Partners of Licensed Products. For the purposes of this Section, such remuneration will exclude (a) equity purchases of Cortex securities and (b) equity and amounts paid by Corporate Partners to Cortex for contract research and development activities, provided such amounts and purchases are not in exchange for sublicenses. In the event Cortex accepts any form of consideration other than monies in lieu of such payments from Corporate Partners, such consideration will be converted into an equivalent monetary value, and such monetary value will be considered remuneration under this Article 6.4 and shall be considered paid to Cortex for that semi-annual period in which the non-monetary form of consideration was received by Cortex. The Regents’ share of such remuneration shall be as follows:

(a) [    *    ] of royalties due under Article 6 herein, but in no event shall the royalty be less than [    *    ] [    *    ] on Net Sales by Corporate Partners, and

*	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

(b) [    *    ] of any upfront fees or remuneration received from Corporate Partners, but in no event less than the amounts of the payments due under Section 4.1 herein.

6.5 Payments under Articles 6.1, 6.2, 6.3, and 6.4 accruing to The Regents shall be paid to The Regents semi-annually on or before the following dates of each year:

February 28	August 31

Each such payment will be for royalties that accrued within Cortex’s most recently completed relevant semi-annual period ending June 30 and December 31.

6.6 Cortex shall pay to The Regents a minimum annual royalty of [        *        ] for the life of Regents’ Patent Rights, beginning in 1996. This minimum annual royalty shall be paid to The Regents by February 28 of each year and shall be credited against the earned royalty due and owing for the calendar year in which the minimum payment was made.

6.7 All monies due The Regents shall be payable in United States funds. When Licensed Products are sold for monies other than United States dollars, the earned royalties will first be determined in the foreign currency of the country in which such Licensed Products were sold and then converted into equivalent United States funds. The exchange rate will be that established by the U.S. Edition of the Wall Street Journal, on the last day of the reporting period.

6.8 Earned royalties with respect to sales occurring in any country outside the United States shall not be reduced by

*	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

more than ten percent (10%) by any taxes, fees, or other charges imposed upon The Regents by the government of such country on the remittance of royalty income. Cortex shall also be responsible for all bank transfer charges.

6.9 In the event that (1) any patent or any claim thereof included within the Regents’ Patent Rights shall be held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, or (2) any application is abandoned without a continuation being filed, or the subject matter is found to be unpatentable by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to make payments to The Regents based on such patent or patent application or claim or any claim patentably indistinct therefrom shall cease as of the date of such final decision or abandonment. Cortex shall not, however, be relieved from making payments to The Regents that accrued before such decision or that are based on another patent or claim not involved in such decision.

7. DUE DILIGENCE

7.1 Cortex, upon execution of this Agreement, shall diligently proceed with the development, manufacture and sale of Licensed Products in all countries of the Territory and shall earnestly and diligently endeavor to market the same within a reasonable time after execution of this Agreement and in quantities sufficient to meet the market demands therefor.

7.2 Cortex shall be entitled to exercise prudent and reasonable business judgment in meeting its due diligence obligations hereunder.

7.3 Cortex shall endeavor to obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Products.

7.4 If Cortex is unable to perform any of the following:

(7.4a)	file an Investigational New Drug Application (IND), or its equivalent in a foreign country, on Licensed Product within four (4) years of the effective date of this Agreement; or

(7.4b)	file a New Drug Application (NDA), or its equivalent in a foreign country, on a Licensed Product within nine (9) years of the effective date of this Agreement; or

(7.4c)	file an Investigational New Drug Application (IND) in the United States on a Licensed Product within five (5) years of the effective date of this Agreement; or

(7.4d)	once approval is received for marketing in the U.S., market Licensed Products within six (6) months of such approval; or

(7.4e)	reasonably fill the market demand for Licensed Products following commencement of marketing at any time during the exclusive period of this Agreement; or

(7.4f)	spend an aggregate of not less than Seven Hundred Fifty Thousand Dollars ($750,000) during the first three years following execution of this Agreement and Two Hundred and Fifty Thousand Dollars ($250,000) for each year thereafter for the development of Licensed Products during the term of this Agreement, until the commencement of marketing of a Licensed Product;

then The Regents shall have the right, at The Regents’ option, to terminate this Agreement or to reduce the exclusive license granted hereunder to a nonexclusive license. This right, if exercised by The Regents, supersedes the rights granted in Article 2 (GRANT).

7.5 At the request of either party, any controversy or claim arising out of or relating to the diligence provisions of this Agreement shall be settled by arbitration conducted in San Francisco, California in accordance with the then current Licensing Agreement Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the Arbitrator(s) shall be binding on the parties and may be entered by either party in the court or forum, state or federal, having jurisdiction.

7.6 To exercise the right to terminate this Agreement or to reduce the exclusive license granted hereunder to a nonexclusive license for lack of diligence, The Regents must give Cortex written notice of the deficiency. Cortex thereafter has ninety (90) days to cure the deficiency or to request arbitration. If The Regents has not received a written request for arbitration or satisfactory tangible evidence that the deficiency has been cured by the end of the ninety- (90-) day period, then The Regents may terminate this Agreement or reduce the exclusive license to a nonexclusive license by giving written notice to Cortex. These notices shall be subject to Article 20 (Notices).

7.7 The rights of both parties under this Agreement shall continue during the settlement of any controversy or claim under section 7.5.

8. PROGRESS AND ROYALTY REPORTS

8.1 Beginning August 31, 1993, and semi-annually thereafter, Cortex shall submit to The Regents a progress report covering Cortex’s activities and resources expended under Article 7.4 herein related to the development and testing of all Licensed Products and the obtaining of the governmental approvals necessary for marketing. These progress reports shall be made for each Licensed Product in each country in the Territory until the first commercial sale of that Licensed Product occurs in that country.

8.2 The progress reports summarizing activities and tendered under section 8.1 shall include the following topics:

•	key scientific discoveries or improvements

•	summary of work completed

•	summary of work in progress

•	revised schedule of anticipated events or milestones, e.g., regulatory submission, beginning and end of clinical trials, regulatory approvals (if necessary)

•	summary of general market plans and introduction of products

•	summary of resources spent in the reporting period

•	summary of activities of marketing and development Corporate Partners, if any and such additional information as may reasonably be requested by The Regents. The Regents acknowledges the confidential nature of this information.

8.3 Cortex shall have a continuing responsibility to keep The Regents informed of the large/small entity status (as defined by the United States Patent and Trademark Office) of itself and its sublicensees.

8.4 Cortex also agrees to report to The Regents in its immediately subsequent progress and royalty report the date of first commercial sale of a Licensed Product in each country.

8.5 After the first receipt of remuneration from a Corporate Partner or the first commercial sale of a Licensed Product anywhere in the world, whichever is earlier, Cortex will make semi-annual royalty reports to The Regents on or before each February 28 and August 31 of each year. Each such royalty report will cover Cortex’s most recently completed calendar period and will show, for earned royalties under Article 6.1, (a) the number of each type of Licensed Product sold; (b) the royalties, in U.S. dollars, payable hereunder with respect to such sales; and (c) the exchange rates used. Each such royalty report will also show remuneration received by Cortex from Corporate Partners in accordance with the commercial terms of agreements with such Corporate Partners as provided to The Regents under Article 3.2, and the computation of payments due to The Regents in connection with such remuneration in accordance with Article 6.4.

8.6 If no sales of Licensed Products have been made or no remuneration from Corporate Partners has been received during any reporting period, a statement to this effect shall be required.

9. BOOKS AND RECORDS

9.1 Cortex or its Affiliate shall keep, and shall cause its Affiliates and Corporate Partners to keep, books and records sufficiently accurate and complete to enable the amount of payments due The Regents hereunder to be determined. Such books and records shall be preserved for at least five (5) years following the period to which they pertain and shall be open to inspection by representatives or agents of The Regents at reasonable times.

9.2 The fees and expenses of The Regents’ representatives performing such an examination shall be borne by The Regents. However, if an underpayment in royalties of more than five percent (5%) of the total payments due for any year is discovered, then the reasonable fees and expenses of these representatives shall be borne by Cortex.

10. TERM OF THE AGREEMENT

10.1 Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement shall be in force from the effective date recited on page one and shall remain in effect for the life of the last-to-expire patent licensed under this Agreement or until the last patent application licensed under this Agreement is abandoned or no patent in Regents’ Patent Rights ever issues, whichever is later. Royalty payments will be due where Cortex is making, using, or selling Licensed Products or practicing Licensed Method in countries where Regents’ Patents Rights exist.

10.2 Any termination of this Agreement shall not affect the rights and obligations set forth in the following Articles:

Article 9	Books and Records
Article 13	Disposition of Licensed Products on Hand Upon Termination
Article 16	Use of Names and Trademarks
Article 19	Indemnification
Article 24	Failure to Perform
Article 30	Confidentiality of Data

11. TERMINATION BY REGENTS

11.1 If Cortex should violate or fail to perform any term or covenant of this Agreement, then The Regents may give written notice of such default (Notice of Default) to Cortex. If Cortex should fail to repair such default within ninety (90) days of the effective date of such notice (unless restricted by federal or state authorities), The Regents shall have the right to terminate this Agreement and the licenses herein by a second written notice (Notice of Termination) to Cortex. If a Notice of Termination is sent to Cortex, this Agreement shall automatically terminate on the effective date of such notice. Such termination shall not relieve Cortex of its obligation to make any payments owing at the time of such termination and shall not impair any accrued right of The Regents. These notices shall be subject to Article 20 (Notices).

12. TERMINATION BY CORTEX

12.1 Cortex shall have the right at any time to terminate this Agreement in whole or as to any portion of Regents’ Patent Rights by giving notice in writing to The Regents. Such notice of termination shall be subject to Article 20 (Notices) and termination of this Agreement shall be effective ninety (90) days from the effective date of such notice.

12.2 Any termination pursuant to the above paragraph shall not relieve Cortex of any obligation or liability accrued hereunder prior to such termination or rescind anything done by Cortex or any payments made to The Regents hereunder prior to the time such termination becomes effective, and such termination shall not affect in any manner any rights of The Regents arising under this Agreement prior to such termination.

13. DISPOSITION OF LICENSED PRODUCTS

ON HAND UPON TERMINATION

13.1 Upon termination of this Agreement Cortex and its Corporate Partners shall have the privilege of disposing of all previously made or partially made Licensed Products, but no more, within a period of one hundred and twenty (120) days, provided, however, that the sale of such Licensed Products shall be subject to the terms of this Agreement including, but not limited to, the payment of royalties and other payments to The Regents at the rate and at the time provided herein and the rendering of reports thereon.

14. PATENT PROSECUTION

AND MAINTENANCE

14.1 The Regents shall diligently prosecute and maintain the United States and foreign applications and patents comprising Regents’ Patent Rights using counsel of The Regents’ choice, subject to Cortex’s approval. Cortex will not withhold approval of counsel unreasonably. If Cortex disapproves of three different choices of The Regents’ counsel, then The Regents will select a fourth counsel without Cortex approval.

14.2 The Regents shall use all reasonable efforts to amend any patent application to include claims reasonably requested by Cortex to protect the products contemplated to be sold under this Agreement.

14.3 The Regents shall cooperate with Cortex in applying for an extension of the term of any patent included within Regents’ Patent Rights, if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984. Cortex shall prepare all such documents, and The Regents agrees to execute such documents and to take such additional action as Cortex may reasonably request in connection therewith.

14.4 The cost of preparing, filing, prosecuting and maintaining all past and future patent applications and patents contemplated by this Agreement shall be borne by Cortex.

14.5 Cortex shall have the right to obtain patent protection on the Invention in foreign countries if available and if it so desires. With respect to Regents’ Patent Rights under Section 1.1(a) herein, Cortex must notify The Regents within eleven (11) months of the filing of the corresponding United States application of its decision to obtain foreign patents. With respect to Regents’ Patent Rights under Section 1.1(b)-(c), Cortex must notify The Regents within nine (9) months of the filing of the corresponding United States application of its decision to obtain foreign patents. This notice concerning foreign filing shall be in writing, must identify the countries desired, and reaffirm Cortex’s obligation to underwrite the costs thereof. The absence of such a notice from Cortex to The Regents shall be considered an election not to secure foreign rights.

14.6 The preparation, filing and prosecuting of all foreign patent applications filed at Cortex’s request, as well as the maintenance of all resulting patents, shall be at the sole expense of Cortex. Such patents shall be held in the name of The Regents and shall be obtained using counsel of The Regents’ choice.

14.7 Cortex’s obligation to underwrite and to pay patent prosecution costs shall continue for so long as this Agreement remains in effect, provided, however, that Cortex may terminate its obligations with respect to any given patent application or patent upon three (3) months written notice to The Regents. The Regents will use its best efforts to curtail patent costs when such a notice is received from Cortex. The Regents may continue prosecution and/or maintenance of such application(s) or patent(s) at its sole discretion and expense, provided, however, that Cortex shall have no further right or licenses thereunder.

14.8 The Regents shall have the right to file patent applications at its own expense in any country in which Cortex has not elected to secure patent rights. If The Regents wishes to file a patent application in a country in which Cortex has not elected to secure patents rights, The Regents shall give Cortex notice of its desire to file such application, and Cortex shall have thirty (30) days to elect in writing that the application be added to the definition of Regents’ Patent Rights, Section 1.1 herein, and shall pay the costs of preparing, filing, prosecuting, and maintaining that application in accordance with Section 14.6 herein. If Cortex does not so elect to add the application to this Agreement, then Cortex shall have no right or licenses for that application.

14.9 Pursuant to this Article 14 Cortex shall be rebilled by The Regents for all past and future patent prosecution and maintenance costs under Regents’ Patent Rights. As of January 1, 1993, these costs amounted to approximately Ten Thousand Dollars ($10,000).

15. PATENT MARKING

15.1 Cortex agrees to mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

16. USE OF NAMES AND TRADEMARKS

16.1 Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing) . Unless required by law or relevant regulations, the use by Cortex of the name, “The Regents of the University of California” or the name of any campus of the University of California is expressly prohibited without prior written approval of The Regents.

16.2 It is understood that The Regents shall be free to release to the inventors and senior administrative officials employed by The Regents the terms and conditions of this Agreement upon their request. If such release is made, The Regents shall notify each recipient that the information is confidential and proprietary and request that it not be disclosed to others. It is further understood that should a third party inquire whether a license to Regents’ Patent Rights is available, The Regents may disclose the existence of this Agreement and the extent of the grant in Article 2 to such third party, but shall not disclose the name of Cortex, except where The Regents is required to release such information under either the California Public Records Act or other applicable law.

17. LIMITED WARRANTY

17.1 The Regents warrants to Cortex that it has the lawful right to grant this license.

17.2 This license and the associated Invention are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. THE REGENTS MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED PRODUCTS OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

17.3 IN NO EVENT WILL THE REGENTS BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTION OR LICENSED PRODUCTS.

17.4 Nothing in this Agreement shall be construed as:

(17.4a)	a warranty or representation by The Regents as to the validity or scope of any Regents’ Patent Rights; or

(17.4b)	a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties; or

(17.4c)	an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 18; or

(I7.4d)	conferring by implication, estoppel or otherwise any license or rights under any patents of The Regents other than Regents’ Patent Rights as defined herein, regardless of whether such patents are dominant or subordinate to Regents’ Patent Rights. For a period of five (5) years from the effective date of this Agreement, to the extent that the Manager of Health Care Licensing in the Office of Technology Transfer has knowledge of this Agreement and of the patent that is dominant or subordinant to Regents’ Patent Rights, and to the extent that The Regents is legally able, The Regents agrees to negotiate in good faith with Cortex for a license of any such dominant or subordinant patent; or

(17.4e)	an obligation to furnish any know-how not provided in Regents’ Patent Rights.

18. PATENT INFRINGEMENT

18.1 In the event that Cortex shall learn of the substantial infringement of any patent licensed under this Agreement, Cortex shall call The Regents’ attention thereto in writing and shall provide The Regents with reasonable evidence of such infringement. Both parties to this Agreement agree that during the period and in a jurisdiction where Cortex has exclusive rights under this Agreement, neither will notify a third party of the infringement of any of Regents’ Patent Rights without first obtaining consent of the other Party, which consent shall not be unreasonably denied. Both parties shall use their best efforts in cooperation with each other promptly to terminate such infringement without litigation.

18.2 Cortex may request that The Regents take legal action against the infringement of Regents’ Patent Rights. Such request shall be made in writing and shall include reasonable evidence of such infringement and damages to Cortex. If the infringing activity has not been abated within ninety (90) days following the effective date of such request, The Regents shall have the right to

(18.2a)	commence suit alone; or

(18.2b)	commence suit jointly with Cortex if Cortex has stated in writing that it would be willing to sue jointly with The Regents; or

(18.2c)	refuse to participate in such suit;

and The Regents shall give notice of its election in writing to Cortex by the end of the one-hundredth (100th) day after receiving notice of such request from Cortex. Cortex may thereafter bring suit for patent infringement if and only if The Regents elects not to commence suit and if the infringement occurred during the period and in a jurisdiction where Cortex had exclusive rights under this Agreement. However, in the event Cortex elects to bring suit in accordance with this paragraph, The Regents may thereafter join such suit at its own expense.

18.3 Such legal action as is decided upon shall be at the expense of the party on account of whom suit is brought and all recoveries recovered thereby shall belong to such party, provided, however, that legal action brought jointly by The Regents and Cortex and fully participated in by both shall be at the joint expense of the parties, eighty percent (80%) by Cortex and twenty percent (20%) by The Regents, and all recoveries shall be shared jointly by them in proportion to the share of expense paid by each party.

18.4 Each party agrees to cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party on account of whom suit is brought. Such litigation shall be controlled by the party bringing the suit, except that The Regents may be represented by counsel of its choice pursuant to The Regents’ determination in any suit brought by Cortex.

19. INDEMNIFICATION

19.1 Cortex agrees to indemnify, hold harmless and defend The Regents, its officers, employees, and agents; the sponsors of the research that led to the Invention; and the inventors of the patents and patent applications in Regents’ Patent Rights against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of exercise of this license or any sublicense.

19.2 Cortex further represents that it shall maintain, or cause to be maintained, a financial posture consistent with sound business and accounting practice, including but not limited to establishing a program of self insurance for liabilities up to Three Million Dollars ($3,000,000) upon entering Phase I clinical trials, Four Million Dollars ($4,000,000) upon entering Phase II clinical trials, and Five Million Dollars ($5,000,000) upon entering Phase III clinical trials for all exposures, and thereafter securing product liability insurance to satisfy product liability claims that may arise in marketing a Licensed Product. Such insurance policy will name The Regents as an additional insured and provide for prior notice to The Regents before cancellation. The policy shall be obtained prior to the first clinical trial involving a Licensed Product and is not supplementary to The Regents’ insurance. Cortex will provide evidence of its self insurance program. Cortex’s liability under paragraph 19.1 is not limited by this paragraph 19.2.

19.3 The Regents shall promptly notify Cortex in writing of any claim or suit brought against The Regents in respect of which The Regents intends to invoke the provisions of this Article 19. Cortex will keep The Regents informed on a current basis of its defense of any claims pursuant to this Article 19.

20. NOTICES

20.1 Any notice or payment required to be given to either party shall be deemed to have been properly given and to be effective (a) on the date of delivery if delivered in person or (b) five (5) days after mailing if mailed by first-class certified mail, postage paid, to the respective addresses given below, or to such other address as it shall designate by written notice given to the other party.

In the case of Cortex:	CORTEX PHARMACEUTICALS, INC. 15241 Barranca Parkway Irvine, CA 92718 Attention: Corporate Secretary

In the case of The Regents:	THE REGENTS OF THE UNIVERSITY OF CALIFORNIA (C/N #91-207) Office of Technology Transfer 1320 Harbor Bay Parkway Suite 150 Alameda, California 94501 Attention: Director

21. ASSIGNABILITY

21.1 This Agreement is binding upon and shall inure to the benefit of the successors and assigns of both parties, but in the case of Cortex, assignability shall be restricted to any future parent, Affiliate, subsidiary, or successor corporation resulting from merger, acquisition, sale of substantially all its assets, or any other comparable form of business combination or reorganization, unless otherwise authorized in writing by The Regents, which authorization shall not be unreasonably withheld. Such assignment by Cortex shall not relieve Cortex of its obligations hereunder.

22. LATE PAYMENTS

22.1 In the event payments or fees are not received by The Regents when due, Cortex shall pay to The Regents interest charges at a rate per annum of ten (10) percent. Such interest shall be calculated from the date payment was due until actually received by The Regents.

23. WAIVER

23.1 It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

24. FAILURE TO PERFORM

24.1 In the event of a failure of performance due under the terms of this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney’s fees in addition to costs and necessary disbursements.

25. GOVERNING LAWS

25.1 THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of such patent or patent application.

26. PREFERENCE FOR UNITED STATES INDUSTRY

26.1 Because this Agreement grants the exclusive right to use or sell the Invention in the United States, Cortex agrees that any products sold in the United States embodying this Invention or produced through the use thereof will be manufactured substantially in the United States.

27. FOREIGN GOVERNMENT APPROVAL

OR REGISTRATION

27.1 If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Cortex shall assume all legal obligations to do so.

28. EXPORT CONTROL LAWS

28.1 Cortex shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

29. FORCE MAJEURE

29.1 The parties to this Agreement shall be excused from any performance required hereunder if such performance is rendered impossible or unfeasible due to any catastrophes or other major events beyond their reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances or regulations; strikes, lock-outs or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events have abated, the parties’ respective obligations hereunder shall resume.

30. CONFIDENTIALITY OF DATA

30.1 Cortex agrees to safeguard confidential data supplied by The Regents and relating to Regents’ Patent Rights against disclosure to others with the same degree of care as it exercises with its own data of a similar nature. Cortex may not disclose such data to others (except to its employees, agents or consultants, or others who are bound to Cortex by a like obligation of confidentiality) without the express written permission of The Regents, except that Cortex shall not be prevented from using or disclosing any of the data:

(a)	which Cortex can demonstrate by written records was previously known to it;

(b)	which is now, or becomes in the future, public knowledge other than through acts or omissions of Cortex; or

(c)	which is lawfully obtained by Cortex from sources independent of The Regents.

The secrecy obligations of Cortex under the terms of this Agreement shall remain in effect for five (5) years from the date of termination of this License Agreement.

30.2 This Agreement requires that, during the term of this Agreement, Cortex furnish The Regents with information under Section 3.2 and Article 8. The Regents understands that the information so furnished is confidential.

31. MISCELLANEOUS

31.1 The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

31.2 This Agreement will not be binding upon the parties until it has been signed below on behalf of each party, in which event, it shall be effective as of the date recited on page one.

31.3 No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed on behalf of each party.

31.4 This Agreement embodies the entire understanding of the parties and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

31.5 The rights of either party to terminate this Agreement under Articles 7, 11, or 12 are without prejudice to any right of such party to sue for and recover any obligations, monetary or otherwise, when due, and to the rights of such party in respect of any previous breach by the other party of any of the provisions of this Agreement.

31.6 In case any of the provisions contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, but this Agreement shall be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

IN WITNESS WHEREOF, both The Regents and Cortex have executed this Agreement, in duplicate originals, by their respective officers hereunto duly authorized, on the day and year hereinafter written.

CORTEX PHARMACEUTICALS, INC.		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By	/s/ Alan A. Steigrod	By	/s/ William T. Davis
	(Signature)		(Signature)

	Alan A. Steigrod		William T. Davis
	President and CEO		Associate Director, Office of Technology Transfer

Date	June 25, 1993	Date	25 June ‘93

By	/s/ D. Scott Hagen
	(Signature)	Approved as to legal form:	/s/ Edwin H. Baker	6/23/93
	D. Scott Hagen Vice President and CFO		Edwin H. Baker, Associate Resident Counsel Office of Technology Transfer University of California	Date

Date	June 25, 1993

CONFIDENTIAL PORTIONS OMITTED PURSUANT TO RULE 24b-2 OF THE

SECURITIES EXCHANGE ACT OF 1934

EXECUTION COPY

5/28/03

AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT

BETWEEN

CORTEX PHARMACEUTICALS, INC.

AND

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

U.C. CASE NO. 91-207 - DRUGS THAT ENHANCE SYNAPTIC RESPONSES

MEDIATED BY AMPA RECEPTORS.

This Amendment to Exclusive License Agreement (the “Amendment”) is entered into this 28th day of May, 2003.

RECITALS

A. Cortex Pharmaceuticals, Inc. (“Cortex”) and The Regents of the University of California (“The Regents”) are parties to that certain Exclusive License Agreement, dated June 25, 1993, U.C. Case No. 91-207, relating to drugs that enhance synaptic responses mediated by AMPA Receptors (the “License Agreement”), as supplemented by that certain letter agreement, dated December 15, 1997 (“1997 Letter Agreement”), as further supplemented by that certain letter agreement, dated October 11, 2002 (“2002 Letter Agreement”).

B. As contemplated by the 1997 Letter Agreement and the 2002 Letter Agreement, the parties desire to further document certain changes to the License Agreement to modify certain definitions, modify the royalty rates and the minimum royalty payment obligations, and modify and establish certain milestones.

C. The Parties also desire to clarify certain other language of the License Agreement.

AGREEMENT

NOW, THEREFORE, the parties hereto agree as follows:

1. All capitalized terms not defined herein shall have the meaning set forth in the License Agreement.

2. Article 5.1 is amended to read as follows:

“5.1	Cortex shall assign to The Regents, and shall cause its employees and/or consultants (whether individual or corporate) to assign to The Regents any rights they may have in any invention that is an improvement on any invention included within Regents’ Patent Rights and upon which patent protection is sought as a new patent application or a continuation-in-part to an existing patent application within Regents’ Patent Rights. This obligation shall cease for inventions conceived seven years or more from the date of this Agreement (i.e. June 25, 2000). Notwithstanding the foregoing, nothing in this Article 5 shall require the assignment of any such improvement by a Corporate Partner, to the extent of its interest in such invention as opposed to Cortex’s interest.”

3. Article 6.1 is amended to read as follows:

“6.1	Cortex shall also pay to the Regents an earned royalty of [ * ] percent ([ * ]%) on Net Sales by Cortex and its Affiliates of Licensed Products and Licensed Methods to any third parties other than Affiliates, including but not limited to final users, wholesalers, distributors, Corporate Partners and others, and without regard to whether such sales relate to finished Licensed Products, bulk intermediates, raw materials, or other biologically active components. If more than one royalty rate is applicable to the sale or transfer of Licensed Product, under both this Article 6.1 and Article 6.4(a) with respect to the same unit of Licensed Product (or ingredient thereof), or under other license agreements with The Regents, Cortex shall pay only a single royalty computed at the highest applicable royalty rate. If Cortex has paid The Regents royalties with respect to sales of bulk intermediates, raw materials or other biologically active components to a third party, for use by that third party in the preparation of finished Licensed Products, then any such royalties paid by Cortex to The Regents shall be credited against any further royalties due to The Regents with respect to sales of such finished Licensed Product.”

4. Article 6.4 is amended, effective for remuneration received by Cortex from its Corporate Partners from agreements or modifications to existing agreements entered into after October 11, 2002, to read as follows:

“6.4	Cortex shall pay to the Regents a share of the remuneration received by Cortex from its Corporate Partners in connection with the granting by Cortex of sublicenses under Article 3.1 and other rights under Article 3.4, including all license fees (whether up-front or payable in the future), royalties (whether prepaid, advance or running), and any and all other payments made to Cortex by such Corporate Partners with respect to Regents’ Patent Rights, Licensed Products and Licensed Methods under agreements, or modifications to existing agreements, entered into after October 11, 2002. For the purposes of this Section, such remuneration will exclude (a) consideration received for purchase of Cortex securities so long as such purchase: (i) is not in exchange for sublicenses or other rights with respect to Regents’ Patent Rights, Licensed Products and Licensed Methods, or (ii) is not at a premium over the fair market value of the Cortex securities as indirect consideration for such rights (in which case, the amount of the premium shall be considered as remuneration for rights) and (b) consideration received for bona fide research, development and other activities which may relate to commercialization of Licensed Products, so long as such consideration reasonably reflects the cost to Cortex of providing such services. In the event Cortex accepts any form of consideration other than monies in lieu of such payments from Corporate Partners, such consideration will be converted into an equivalent monetary value, and such monetary value will be considered remuneration under this Article 6.4 and shall be considered paid to Cortex for that semi-annual period in which the non-monetary form of consideration was received by Cortex. The Regents’ share of such remuneration shall be as follows:”

*	Confidential provisions omitted and filed separately with the Commission.

5. Article 6.4(a) is amended to read as follows

“(a)	[ * ] percent ([ * ]%) of royalties received from Corporate Partners, but in no event shall the royalty be less than [ * ] percent ([ * ]%) on Net Sales by Corporate Partners, and”

6. Article 6.4(b) is amended to read as follows:

“(b)	[ * ] percent ([ * ]%) of any upfront fees or remuneration received from Corporate Partners, but in no event less than the amounts of the payments due under Section 4.1 herein.”

7. Article 7.4 is amended to read as follows:

“7.4 If Cortex (or one or more of its Corporate Partners) is unable to perform any of the following:

(7.4a)	by January 13, 2004, Cortex’s Corporate Partner for depression, N.V. Organon, either (1) pays to Cortex the $2,000,000 required under Section 4.2.2(i) of the Research Collaboration and License Agreement dated January 13, 1999 between Cortex and N.V. Organon, or (2) terminates such agreement with respect to depression, allowing Cortex the opportunity to sublicense rights to depression to another Corporate Partner or to develop products for depression itself; or

(7.4b)	by July 1, 2005, commence human clinical trials of a compound covered by the Regents’ Patent Rights, other than CX-516, or

(7.4c)	by October 11, 2007, file a New Drug Application (NDA) in the U.S., or its equivalent in a foreign country, for a Licensed Product; or

(7.4d)	once final product marketing and labeling approval is received in the U.S., market Licensed Products within six (6) months of such approval; or

(7.4e)	reasonably fill the market demand for Licensed Products following commencement of marketing at any time during the exclusive period of this Agreement; or

(7.4f)	spend an aggregate of not less than Seven Hundred Fifty Thousand Dollars ($750,000) during the first three years following execution of this Agreement and Two Hundred and Fifty Thousand Dollars ($250,000) for each year thereafter for the development of Licensed Products during the term of this Agreement, until the commencement of marketing of a Licensed Product;

then The Regents shall have the right, (subject to obligations under any then existing agreements between Cortex and its Corporate Partners) at The Regents’ option, to

*	Confidential provisions omitted and filed separately with the Commission.

terminate this Agreement or to reduce the exclusive license granted hereunder to a nonexclusive license. This right, if exercised by The Regents, supersedes the rights granted in Article 2 (GRANT).”

8. The Regents acknowledge that Cortex has paid the $[ * ] payment due under the First Letter Agreement.

9. Nothing in this Amendment shall be deemed to (i) modify or restrict the rights of Cortex under any other agreements it may have with The Regents, (ii) modify or restrict the rights of Cortex, Adir et Compagnie and/or Institut de Recherches Internationales Servier under the Collaboration Research Agreement, Joint Clinical Research Agreement and the Licensing Agreement, all dated October 13, 2000, or of Cortex and N.V. Organon under the Research Collaboration and License Agreement dated January 13, 1999 between Cortex and N.V. Organon, or (iii) grant to The Regents any rights in any technology or intellectual property of Cortex.

10. The Regents and Cortex hereby acknowledge that all parties have complied with all terms and provisions of the License Agreement to be performed prior to the date of this Amendment. In all other respects, the License Agreement is hereby ratified and confirmed and shall continue in full force and effect in accordance with its terms. In the case of direct conflict or conflict by reason of interpretation, the Amendment shall control and supersede the terms of the License Agreement, the 1997 Letter Agreement and the 2002 Letter Agreement.

IN WITNESS WHEREOF, the parties hereto, through their authorized officers, have executed this Amendment as of the date first written above.

CORTEX PHARMACEUTICALS, INC.	THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

/s/ Roger G. Stoll	By:	/s/ David Schetter

Roger Stoll, Ph.D.	Name:
President and Chief Executive Officer	Title:

Date: May 28, 2003	Date: May 28, 2003

*	Confidential provisions omitted and filed separately with the Commission.